FAM SERIES FUND, INC.

MERCURY GLOBAL SMALL CAP PORTFOLIO

SERIES #11

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
1/26/2005	Optionsxpress	400	12,000,000	Goldman, Sachs & Co Merrill Lynch Raymond James & Assoc William Blair Sandler O’Neil & Partners
3/8/2005	International Securities Exchange	100	10,000,000	Bear Stearns Morgan Stanley Goldman Sachs Banc of America Deutsche Bank Merrill Lynch UBS Securities Raymond James & Assoc Keefe, Bruyette & Woods Sandler O’Neill & Partners E*Trade Securities